Exhibit 16.01


                     SIMON KROWITZ BOLIN & ASSOCIATES, P.A.
                         11300 Rockville Pike, Suite 800
                            Rockville, Maryland 20852



December 20, 2001

Securities and Exchange Commission
450 Fifth Street NW
Washington, DC 20549

Ladies and Gentlemen:

We have been furnished a copy of the disclosure under "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure" contained in Registration Statement 333-69784 in connection with the change on accountants that occurred on December 6, 2001 for our former client, Demand Financial International, Ltd. We agree with the statements made in response to the required disclosure for that section as they relate to our Firm.


Very truly yours,

/s/ Simon Krowitz Bolin & Associates, P.A.

Simon Krowitz Bolin & Associates, P.A.